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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
================================================================================
Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

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[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                               AGL RESOURCES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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      2)  Aggregate number of securities to which transaction applies:

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          computed pursuant to Exchange Act Rule 0-11:

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[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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                                Explanatory Note

      The following materials were first released to the Registrant's shareholders on January 14, 2002, by posting to the Registrant's website (www.aglresources.com).

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                                2002 Proxy Q & A

1. Why should shareholders vote in favor of the Executive Performance Incentive Plan?

     The Compensation Committee of the Board of Directors, which is responsible for setting compensation philosophy and administering executive compensation programs, has determined that the interests of shareholders are best served when a significant percentage of executives' pay is at risk each year. This means that executives' receipt of cash compensation depends upon the Company's financial results.

     When the Company's financial results meet or exceed certain goals established by the Board, it is conceivable that together with salary, some executives may, in any one year, earn compensation that exceeds $1 million. If this occurs, compensation paid to an executive in excess of $1 million is not deductible under the Internal Revenue Code (the "Code") unless it is paid under a plan that has been approved by shareholders and meets certain Code requirements. The Code requires that the plan list the specific performance criteria that will determine the amount of bonus to be paid and that the Compensation Committee of the Board may not increase an executive's bonus for subjective reasons.

     The Executive Performance Incentive Plan, as it appears in the proxy statement, meets the requirements of Section 162(m) of the Code. If shareholders vote in favor of this proxy proposal, the Company will be able to preserve its deduction for annual performance compensation that may be paid under the plan.

2. Why should shareholders vote in favor of the proposed amendments to the Long-Term Incentive Plan (LTIP)?

     It is the responsibility of the Compensation Committee to (1) attract and retain a highly motivated executive team, and (2) structure compensation opportunities that pay competitive compensation when material improvements in shareholder returns (both near- and long-term) result from executives' performance. The purpose of the LTIP is to focus on performance over a longer term horizon, typically 3-10 years. In structuring long-term incentive opportunities, the Committee believes that executives will be better focused on critical strategic issues and more committed to the long-term success of the Company if outstanding executive performance results in an increased equity interest in the Company. Such equity interests may take the form of stock options, performance units or restricted stock.

     Consistent with the Compensation Committee's philosophy of making executives' pay contingent on outstanding performance, it is expected that increasingly, more of executives' total compensation will be "at risk." To put more long-term compensation into the "at risk" category, it is expected that executives' long-term compensation opportunities will be contingent upon delivery of consistently improving financial results over a multi-year period.

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     At this point, there are insufficient shares in the LTIP to achieve the
     Committee's objectives. One purpose of submitting the LTIP to shareholders at this time is to receive approval to reserve additional shares for purposes of making awards in the future. Initially, 2.7 million shares would be added to the LTIP reserves. Each year thereafter, 2% of the Company's outstanding shares would be added to the LTIP, thus allowing the Company the flexibility it requires to attract, retain, and incent the Company's executives while avoiding the expense of periodic requests to shareholders for routine approval of additional shares.

3. Other than making additional shares available for award, is the LTIP being amended in any other way?

     There are several other very important changes in the proposed plan amendments:

     It is proposed to amend the LTIP to allow the Company to grant stock options with an exercise price that is higher than the fair market value of the Company's stock on the date of grant. These "premium priced" stock options would have no value until the market price of the Company's stock had surpassed the premium exercise price. Previously, the LTIP only allowed awards of stock options with an exercise price equal to the fair market value on the date of grant. Making this provision available to the Committee provides another very powerful tool that makes compensation contingent upon share price performance.

     Next, as proposed, the number of stock options that may be granted to any one person in any calendar year would be increased from 500,000 to 750,000. The Committee has no immediate plans to make grants in excess of 500,000 shares, but the amendment would give the Committee more flexibility in the future if it determines that a grant of such size would be appropriate.

     Third, the number of shares of stock represented by performance units that may be granted in any calendar year to any one person would be increased from 50,000 to 400,000. Performance units represent an opportunity for an executive to earn a certain number of shares if specific performance goals are achieved. As with the increase in the number of stock options that may be granted, raising the number of performance units that may be granted gives the Committee the flexibility of making grants in the future that place a great deal of emphasis on achieving sustained increases in the Company's share price. Consistent with the expectation that more of executives' long-term compensation opportunities will be put "at risk," such grants would be aggressively structured. It is anticipated that executives would lose significant compensation opportunities if results were not delivered. Conversely, executives would earn significant long-term compensation opportunities if performance goals were met or exceeded.

     Finally, it is proposed to amend the LTIP to give the Committee more flexibility in defining what happens to grants in the event of a change of control. Under the current provisions of the LTIP, performance units would become vested and non-forfeitable in the event of a change of control and would be paid out on a pro rata basis if performance objectives were achieved. The Committee is asking shareholders to amend the LTIP so that a change of control would not, in all cases, cause performance units to vest.


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4.   If the LTIP is approved by shareholders, how does the Committee contemplate using the authorized shares in the Company's executive compensation programs?

     The Committee contemplates placing more emphasis on performance incentives for senior officers and certain other key executives. Specifically, the Committee is committed to a philosophy whereby executives can achieve market or better levels of total compensation only when aggressive performance targets are met. The Committee is particularly focused on significant appreciation in share price over a three-year period for the purpose of making certain performance-based awards.

     The Committee intends to increase progressively the percentage of each executive's compensation opportunity that is contingent upon the achievement of performance goals critical to the Company's long term success. By offering executives long-term, at-risk compensation, executives will earn at or above market compensation only when shareholders see increases in the price of their AGL Resources common stock or when other fundamental operational or financial measures show material improvement in the strength of the Company. The Committee believes that when such grants comprise a significant percentage of executives' pay opportunity, executives' interests become more aligned with those of shareholders.

5. Why is there a need to significantly increase the number of stock options and performance units that may be awarded to any individual in a calendar year?

     Certainly, by requesting the increase, the Committee does not intend that very large grants of stock options or performance units be routinely made to individual executives. The Committee does believe, however, that there are circumstances under which large grants to certain key executives would advance the interests of the Company and the shareholders.

     If the LTIP amendment is approved by shareholders, the Committee anticipates that it may award certain key executives with performance units such that the award would represent the long-term incentive component of the executive's pay for a number of years. The Committee believes that this type of award would provide a powerful incentive for the executive to remain in the employ of the Company and a powerful incentive for the executive to do everything possible to increase the Company's share price. The units that the Committee currently anticipates awarding, if fully vested, will provide greater total compensation to key executives than would a traditional time-based (ten year) option program. However, if the awards do not fully vest, due to insufficient appreciation in the Company's share price, the amount of share ownership by those executives would be significantly below that which would occur in a traditional time-based program. The Committee believes that this additional share ownership opportunity is justified because the shareholders of the Company also will realize value improvement over a shorter time horizon than might otherwise occur in the absence of the incentive.

     The same result might be achieved through a series of smaller performance unit awards or more traditional, annual stock option grants. The Committee believes, however, that for


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     selected, senior executives, these larger award opportunities could be more effective in motivating these senior executives to take the strategic and operational actions required to deliver sustained improvement in the Company's financial results and its share price.